Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

ELLEN KULLMAN JOINS GOLDMAN SACHS BOARD OF DIRECTORS

NEW YORK, December 21, 2016 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced the appointment of Ellen J. Kullman as an independent director of the firm, effective immediately. Ms. Kullman retired as Chair and CEO of E.I. du Pont de Nemours and Company in 2015, having served in those roles since 2009.

Ms. Kullman’s appointment expands the Board to 14 directors, 11 of whom are independent. She will be a member of each of the firm’s Compensation, Corporate Governance and Nominating, and Risk Committees.

“Ellen is an accomplished business leader and an experienced board member in both the public and nonprofit sectors,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer of Goldman Sachs. “We are confident that she will add great value to our Board of Directors and that Goldman Sachs will benefit from her insights, judgment and counsel.”

In addition to serving as Chair and CEO, Ms. Kullman served in various other leadership roles during her over 25-year career at DuPont, including as President during 2008 and as an Executive Vice President between 2006 and 2008. Ms. Kullman joined DuPont in 1988.

Ms. Kullman is currently on the Boards of Dell Technologies, Amgen Inc. and United Technologies Corporation. She serves as a trustee of Northwestern University, a member of the Board of Overseers of the Tufts University School of Engineering, and a member of the Business Council and of the National Academy of Engineering. She is a graduate of Tufts University, and received an MBA from Northwestern University.

###

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Media Contact: Jake Siewert	Investor Contact: Dane Holmes

Tel: 212-902-5400	Tel: 212-902-0300